Exhibit 99.1

Net1 appoints Alfred Mockett to its board of directors

Johannesburg, May 31, 2017 - Net 1 UEPS Technologies, Inc. (NasdaqGS: UEPS; JSE: NT1) (“Net1” or the “Company”) announced today the appointment of Mr. Alfred Mockett as an independent non-employee director of the Company, effective June 1, 2017. He will also serve on the nominating and corporate governance, audit and remuneration committees.

Mr. Mockett’s career spans more than 30 years of guiding publicly and privately held corporations worldwide. He has served as chief executive officer of Dex One Corporation, a NASDAQ-listed provider of online, mobile and print marketing solutions, chairman and chief executive officer of Motive Inc, a NASDAQ-listed provider of broadband and mobile service management software, chairman and chief executive officer of American Management Systems, a billion dollar NYSE-listed consulting firm to the global financial services and communications industries, and chief executive officer of British Telecommunications divisions and subsidiaries: BT Ignite, BT Worldwide, BT Global Communications, and BT Special Businesses.

Mr. Mockett currently serves as non-executive chairman of Hibu Group Limited and non-executive director of Corporate Risk Holdings LLC.

“We welcome Alfred Mockett to the board as he is a highly regarded executive with an extensive international track record, and a detailed understanding of financial services and communications industries globally,” said Mr. Christopher S. Seabrooke, chairman of Net1. “The appointment of Alfred as a non-employee director is in line with our stated intention to reinforce good governance by increasing the number of local and international independent directors on our board,” he concluded.

In terms of Net1’s policy agreement with the International Finance Corporation (“IFC”), a member of the World Bank Group, and a major shareholder in Net1, the IFC has the right to nominate one independent director to the board of the Company. The IFC has advised the Company that it regards Mr. Mockett as the independent director nominated by them under the agreement.

Net1’s board now comprises one executive and four independent directors. The Company expects to announce additional appointments in due course.

About Net1 (www.net1.com)

Net1 is a leading provider of alternative payment systems that leverage its Universal Electronic Payment System (“UEPS”) or utilize its proprietary mobile technologies. The Company operates market-leading payment processors in South Africa and the Republic of Korea. Through Transact24, Net1 offers debit, credit and prepaid processing and issuing services for Visa, MasterCard, ChinaUnionPay, Alipay and WeChat in China and other territories across Asia-Pacific, Europe and Africa, and the United States. Through Masterpayment, Net1 provides payment processing and enables working capital financing in Europe.

UEPS permits the Company to facilitate biometrically secure, real-time electronic transaction processing to unbanked and under-banked populations of developing economies around the world in an online or offline environment. Net1’s UEPS/EMV solution is interoperable with global EMV standards that seamlessly enable access to all the UEPS functionality in a traditional EMV environment. In addition to payments, UEPS can be used for banking, healthcare management, payroll, remittances, voting and identification.

Net1’s mobile technologies include its proprietary mobile payments solution - MVC, which offers secure mobile-based payments, as well as mobile banking and prepaid value-added services in developed and emerging countries.

Net1 has a primary listing on the NASDAQ and a secondary listing on the Johannesburg Stock Exchange.

Investor Relations Contact:
Dhruv Chopra
Head of Investor Relations
Phone: +1-917-767-6722
Email: dchopra@net1.com

Media Relations Contact:
Bridget von Holdt
Business Director – Burson-Marsteller South Africa
Phone: +27-82-610-0650
Email: bridget.vonholdt@bm-africa.com